Exhibit 99.1

First Data Reports Fourth Quarter 2013 Financial Results

•                  Fourth quarter consolidated revenue of $2.8 billion, up 1%; adjusted revenue of $1.8 billion, flat year-over-year

•                  Fourth quarter net loss attributable to First Data was $123 million; adjusted EBITDA of $669 million, up 2%

•                  Signed Brazilian merchant acquiring alliance agreement

•                  Launched Clover Station™; acquired Perka to add small business loyalty solution

•                  Completed extensions of all debt maturities that originated in September 2007

ATLANTA, Feb. 5, 2014 — First Data Corporation today reported its financial results for the fourth quarter ended Dec. 31, 2013. Consolidated revenue for the fourth quarter was $2.8 billion, up $40 million, or 1%, compared to a year ago, primarily driven by a $47 million increase in reimbursable debit network fees, postage and other. Adjusted revenue, which excludes certain items including debit network fees, was flat, year-over-year at $1.8 billion.

For the fourth quarter, the net loss attributable to First Data was $123 million, compared to a loss of $179 million a year ago, driven by a $44 million favorable change in the provision for income taxes. Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) was $669 million, up $13 million, or 2%, compared to $656 million in the fourth quarter of 2012, driven by a modest improvement in operating expenses.

Consolidated revenue for the full year 2013 was $10.8 billion, up 1%. Full-year adjusted revenue increased $14 million to $6.8 billion. The full-year net loss attributable to First Data was $869 million, $168 million higher than the loss reported a year ago.  Improved operating profit, other income and lower interest expense were offset by a $311 million change in the provision for income taxes. The change in income taxes is attributable to the establishment of valuation allowances against operating loss carry-forwards.  For 2013, adjusted EBITDA was $2.45 billion, up $14 million, or 1%, compared to $2.44 billion in 2012.

First Data generated $673 million in operating cash flow, after $1.8 billion in cash interest payments for the full year. For the quarter, First Data generated $341 million in operating cash flow, after $301 million in cash interest payments, and finished the quarter with $1.1 billion in unrestricted liquidity.

“During the fourth quarter, First Data launched Clover Station™, its next-generation point-of-sale business solution; acquired Perka, a customer loyalty application, both of which are aimed at small-to-midsized merchants; and established a preferred supplier relationship with Oberthur for EMV chip and PIN cards for the United States,” said First Data CEO Frank Bisignano. “In early January, we signed a merchant-alliance agreement in Brazil with Bancoob. These initiatives represent exciting future growth opportunities.”

Segment Results

Retail and Alliance Services segment revenue for the fourth quarter was $933 million, up $2 million, compared to $931 million in the same quarter of 2012. Merchant Services revenue was up 2% on higher volumes offset by lower yield. Transaction growth was 4%, and credit mix was 71%. Average ticket was $77, up 3% compared to a year ago. Product revenue was down 3% due to the continued decline in check processing, offset by growth in prepaid. Segment EBITDA was $436 million, up 4% compared to $418 million in the same quarter of 2012. Cost reductions in core operations more than offset investment in new products. Margin for the fourth quarter was 47%.

Full-year Retail and Alliance Services segment revenue was $3.6 billion, up $37 million, or 1% compared to 2012. Revenue was driven by 4% transaction growth, offset by lower yield. Growth in prepaid was offset by continued declines in check processing. For 2013, segment EBITDA was $1.6 billion, up $35 million or 2%, compared to 2012. Margin improved to 45%. During the year, the company added 40 new independent sales organizations, 75 bank referral agreements and 14 new revenue sharing agreements.

Financial Services segment revenue for the fourth quarter was $354 million, up 2% compared to the same quarter of 2012, as new business and volume growth outpaced lost business and pricing.  Revenues were impacted 1 point by the divestiture of two small businesses.  Average active card accounts on file were up 14% compared to the prior year, primarily driven by organic growth and customer conversions that occurred during the third quarter.  Debit issuer transactions were flat year-over-year.  Segment EBITDA was $171 million, up $25 million or 17%, compared to $146 million in the same quarter of 2012, as a result of cost reductions.  Margin for the fourth quarter improved to 48%.

Full-year Financial Services segment revenue was $1.4 billion, down $22 million, or 2%, compared to 2012, as new business and volume growth was offset by lost business and pricing. Segment EBITDA for 2013 was $618 million, up $15 million or 2%, compared to $603 million in 2012. Margin improved to 45%. During the year, the company renewed more than 1,300 contracts with financial institutions.

International segment revenue for the fourth quarter was $454 million, down $8 million, or 2%, compared to $462 million in the same quarter of 2012. On a constant currency basis, segment revenue was up $2 million. Merchant acquiring revenue grew 7% on higher volumes while issuing revenue decreased 5%, as new business was offset by prior year software license fees. Segment EBITDA was $134 million, down $18 million or 12%, compared to the same quarter of 2012, impacted by software license fees. On a constant currency basis, segment EBITDA was down 9%. Margin for the fourth quarter was 29%.

Full-year International segment revenue was $1.7 billion, flat compared to 2012. Segment revenue on a constant currency basis was up 2%. Segment EBITDA was $475 million, down $9 million or 2%, compared to $484 million for 2012. On a constant currency basis, segment EBITDA was up $5 million or 1%. Margin remained steady at 28%.

Recent Events

Brazil

On Jan. 15, 2014, First Data announced its entry into the Brazilian merchant acquiring business through an alliance with Bancoob (Banco Cooperativo do Brasil S.A.), a private bank specializing in services for cooperatives.  The partnership will further develop holistic services for the world’s second largest payment card market by combining the complementary strengths of First Data’s robust, end-to-end payment acceptance and processing services with Bancoob’s local market experience and access to more than 2.5 million cooperative members and 300,000 cooperative merchants.

Perka

In October 2013, First Data announced the acquisition of Perka, a mobile marketing and consumer loyalty platform that helps small to medium-sized merchants engage their customers with location-based smartphone apps. Perka is an easy-to-use alternative to paper-punch cards.  Business owners can deliver custom messages and special offers directly to customers’ phones that encourage repeat visits and additional sales.

Debt Refinancing

During the fourth quarter and January 2014, in three separate actions, First Data refinanced and extended the remaining 2016 debt maturities. Now, all of the original debt maturities, which resulted from the merger of First Data with an entity controlled by affiliates of Kohlberg Kravis Roberts & Co., LP in 2007, have been amended and extended to 2017 and beyond.

•                  In October, First Data Holdings Inc. (“Holdings”) reached an agreement with existing debt holders to repay a portion of its approximately $2 billion 11.5% senior payable-in-kind (“PIK”) notes due 2016 (the “existing notes”), and exchange the remainder for new 14.5% senior PIK notes of Holdings due 2019 (the “new notes”). In the refinancing, Holdings: (1) Issued $300 million of new convertible preferred equity in Holdings with a maturity date of December 2021 to existing shareholders; (2) Used the proceeds from the new preferred equity investment to repay approximately $300 million of the existing notes; and (3) Issued approximately $1.4 billion of new notes in exchange for all of the remaining existing notes.

•                  In November, the company issued and sold $1 billion of 11.75% senior subordinated notes due 2021.

•                  In December, the company offered an additional $725 million of similar notes, from which proceeds together with cash on hand was used to redeem the outstanding 11.25% senior subordinated notes due 2016 and pay related fees and expenses; the December offering was completed on Jan. 6, 2014.

Non-GAAP Measures

In certain circumstances, results have been presented that are non-GAAP (generally accepted accounting principles) measures and should be viewed in addition to, and not in lieu of, the company’s reported results. Reconciliations to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s website at investor.firstdata.com.

Investor Conference Call

The company will host a conference call and webcast on Wednesday, Feb. 5, 2014, at 10:00 a.m. EST to review the fourth quarter 2013 financial results. Chief Financial Officer Ray Winborne will lead the call.

The call will be webcast on the “Investor Relations” section of the First Data website at http://investor.firstdata.com and a slide presentation to accompany the call will also be available on the website.

To listen to the call, dial (800) 708-4540 (U.S.) or (847) 619-6397(outside the U.S.); pass code 36408038, at least 10 minutes prior to the start of the call.

A replay of the call will be available through Feb. 19, 2014, at 888-843-7419 (U.S.) or 630-652-3042 (outside the U.S.); pass code 36408038 and at http://investor.firstdata.com.

Please note: All statements made by First Data officers on this call are the property of First Data and subject to copyright protection. Other than the replay, First Data has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Around the world, every second of every day, First Data makes payment transactions secure, fast and easy for merchants, financial institutions and their customers. First Data leverages its vast product portfolio and expertise to drive client revenue and profitability. Whether the choice of payment is by debit or credit card, gift card, check or mobile phone, online or at the checkout counter, First Data takes every opportunity to go beyond the transaction.  More information about the company is available on FirstData.com as well as on Twitter, LinkedIn, Facebook and YouTube.

Contact:

Laura Ford Barefoot

Vice President, Communications

First Data

404-890-3000

laura.barefoot@firstdata.com

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions)

	Three months ended December 31,
	2013	2012	Change
Revenues:
Transaction and processing service fees (a):
Merchant related services	$1,024.7	$1,011.0	1%
Check services	72.2	80.1	-10%
Card services	437.1	438.9	0%
Other services	137.8	134.5	2%
Product sales and other	214.4	228.8	-6%
Reimbursable debit network fees, postage and other	910.9	863.5	5%
	2,797.1	2,756.8	1%

Expenses:
Cost of services (exclusive of items shown below)	689.6	725.7	-5%
Cost of products sold	87.1	85.0	2%
Selling, general and administrative	468.7	452.1	4%
Reimbursable debit network fees, postage and other	910.9	863.5	5%
Depreciation and amortization	273.1	294.5	-7%
Other operating expenses:
Restructuring, net	2.0	(1.0)	NM
Litigation and regulatory settlements	8.0	—	NM
	2,439.4	2,419.8	1%
Operating profit	357.7	337.0	6%

Interest income	3.1	2.5	24%
Interest expense	(470.5)	(467.4)	1%
Other income (expense) (b)	(26.0)	(11.5)	NM
	(493.4)	(476.4)	4%

Loss before income taxes and equity earnings in affiliates	(135.7)	(139.4)	-3%

Income tax expense (benefit)	(15.2)	28.3	NM
Equity earnings in affiliates (a)	52.3	43.7	20%
Net loss	(68.2)	(124.0)	-45%
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	54.9	55.0	0%
Net loss attributable to First Data Corporation	$(123.1)	$(179.0)	-31%

(See accompanying notes)

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions)

	Twelve months ended December 31,
	2013	2012	Change
Revenues:
Transaction and processing service fees (a):
Merchant related services	$3,987.9	$3,896.3	2%
Check services	286.7	313.9	-9%
Card services	1,687.3	1,737.7	-3%
Other services	502.4	504.2	0%
Product sales and other	837.2	866.7	-3%
Reimbursable debit network fees, postage and other	3,507.4	3,361.5	4%
	10,808.9	10,680.3	1%

Expenses:
Cost of services (exclusive of items shown below)	2,808.8	2,863.5	-2%
Cost of products sold	334.0	336.3	-1%
Selling, general and administrative	1,888.8	1,825.4	3%
Reimbursable debit network fees, postage and other	3,507.4	3,361.5	4%
Depreciation and amortization	1,091.3	1,191.6	-8%
Other operating expenses:
Restructuring, net	48.0	23.1	NM
Impairments	—	5.1	NM
Litigation and regulatory settlements	8.0	—	NM
	9,686.3	9,606.5	1%
Operating profit	1,122.6	1,073.8	5%

Interest income	11.1	8.8	26%
Interest expense	(1,880.7)	(1,897.8)	-1%
Other income (expense) (b)	(46.9)	(94.3)	NM
	(1,916.5)	(1,983.3)	-3%

Loss before income taxes and equity earnings in affiliates	(793.9)	(909.5)	-13%

Income tax expense (benefit)	86.5	(224.0)	NM
Equity earnings in affiliates (a)	188.3	158.2	19%
Net loss	(692.1)	(527.3)	31%
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	177.0	173.6	2%
Net loss attributable to First Data Corporation	$(869.1)	$(700.9)	24%

(See accompanying notes)

FIRST DATA CORPORATION

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Three months ended December 31,
	2013	2012	Change
Segment Revenues (c):
Retail and Alliance Services	$933.1	$931.4	0%
Financial Services	354.3	348.7	2%
International	454.3	461.9	-2%
Subtotal segment revenues	1,741.7	1,742.0	0%
All Other and Corporate	30.9	27.9	11%
Adjustments to reconcile to Adjusted revenue:
Official check and money order revenues (d)	(1.2)	(0.8)	NM
Eliminations of intersegment revenues	(18.4)	(16.5)	NM
Adjusted revenue	1,753.0	1,752.6	0%

Adjustments to reconcile to Consolidated revenues (e):
Adjustments for non-wholly-owned entities (f)	12.1	24.7	NM
Official check and money order revenues (d)	1.2	0.8	NM
ISO commission expense (g)	119.9	115.2	4%
Reimbursable debit network fees, postage and other	910.9	863.5	5%
Consolidated revenues	$2,797.1	$2,756.8	1%

Segment EBITDA (h):
Retail and Alliance Services	$436.0	$418.2	4%
Financial Services	171.4	145.9	17%
International	133.7	151.4	-12%
Subtotal segment EBITDA	741.1	715.5	4%
All Other and Corporate	(71.9)	(60.0)	20%
Adjusted EBITDA	669.2	655.5	2%

Adjustments to reconcile to Net loss attributable to
First Data Corporation (e):
Adjustments for non-wholly-owned entities (f)	(0.8)	3.0	NM
Depreciation and amortization	(273.1)	(294.5)	-7%
Interest expense	(470.5)	(467.4)	1%
Interest income	3.1	2.5	24%
Other items (i)	(46.3)	(19.8)	NM
Income tax (expense) benefit	15.2	(28.3)	NM
Stock based compensation	(2.0)	(1.4)	43%
Official check and money order EBITDA (d)	0.8	0.2	NM
Costs of alliance conversions (j)	(9.2)	(20.7)	NM
KKR related items (k)	(7.4)	(8.4)	NM
Debt issuance costs (l)	(2.1)	0.3	NM
Net loss attributable to First Data Corporation	$(123.1)	$(179.0)	-31%

Segment depreciation and amortization (a):
Retail and Alliance Services	$115.9	$128.6	-10%
Financial Services	81.5	81.7	0%
International	66.3	69.7	-5%
Subtotal segment depreciation and amortization	263.7	280.0	-6%
All Other and Corporate	10.5	11.6	-9%
	274.2	291.6	-6%
Adjustments to reconcile to consolidated depreciation and amortization:
Adjustments for non-wholly-owned entities (f)	18.8	24.4	NM
Amortization of initial payments for new contracts	10.8	10.8	0%
Total consolidated depreciation and amortization	$303.8	$326.8	-7%

(See accompanying notes)

FIRST DATA CORPORATION

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Twelve months ended December 31,
	2013	2012	Change
Segment Revenues (c):
Retail and Alliance Services	$3,639.4	$3,602.8	1%
Financial Services	1,368.5	1,390.1	-2%
International	1,719.4	1,718.4	0%
Subtotal segment revenues	6,727.3	6,711.3	0%
All Other and Corporate	121.4	125.0	-3%
Adjustments to reconcile to Adjusted revenue:
Official check and money order revenues (d)	(4.4)	(12.7)	NM
Eliminations of intersegment revenues	(68.1)	(61.6)	NM
Adjusted revenue	6,776.2	6,762.0	0%

Adjustments to reconcile to Consolidated revenues (e):
Adjustments for non-wholly-owned entities (f)	38.4	73.2	NM
Official check and money order revenues (d)	4.4	12.7	NM
ISO commission expense (g)	482.5	470.9	2%
Reimbursable debit network fees, postage and other	3,507.4	3,361.5	4%
Consolidated revenues	$10,808.9	$10,680.3	1%

Segment EBITDA (h):
Retail and Alliance Services	$1,629.8	$1,594.8	2%
Financial Services	617.9	603.1	2%
International	475.3	483.8	-2%
Subtotal segment EBITDA	2,723.0	2,681.7	2%
All Other and Corporate	(273.6)	(246.0)	11%
Adjusted EBITDA	2,449.4	2,435.7	1%

Adjustments to reconcile to Net loss attributable to
First Data Corporation (e):
Adjustments for non-wholly-owned entities (f)	2.4	6.8	NM
Depreciation and amortization	(1,091.3)	(1,191.6)	-8%
Interest expense	(1,880.7)	(1,897.8)	-1%
Interest income	11.1	8.8	26%
Other items (i)	(132.7)	(156.9)	NM
Income tax (expense) benefit	(86.5)	224.0	NM
Stock based compensation	(38.1)	(11.8)	NM
Official check and money order EBITDA (d)	2.7	6.4	NM
Costs of alliance conversions (j)	(68.3)	(77.2)	NM
KKR related items (k)	(31.8)	(33.6)	NM
Debt issuance costs (l)	(5.3)	(13.7)	NM
Net loss attributable to First Data Corporation	$(869.1)	$(700.9)	24%

Segment depreciation and amortization (a):
Retail and Alliance Services	$454.1	$520.1	-13%
Financial Services	327.2	337.2	-3%
International	264.8	282.9	-6%
Subtotal segment depreciation and amortization	1,046.1	1,140.2	-8%
All Other and Corporate	45.2	45.1	0%
	1,091.3	1,185.3	-8%
Adjustments to reconcile to consolidated depreciation and amortization:
Adjustments for non-wholly-owned entities (f)	79.1	101.1	NM
Amortization of initial payments for new contracts	41.5	44.5	-7%
Total consolidated depreciation and amortization	$1,211.9	$1,330.9	-9%

(See accompanying notes)

FIRST DATA CORPORATION

NOTES TO FINANCIAL SCHEDULES

(Unaudited)

(a)         Includes amortization of initial payments for new contracts (presented in “Summary Segment Data”), which is recorded as a contra-revenue within “Transaction and processing service fees”  and amortization related to equity method investments, which is netted within the “Equity earnings in affiliates” line of $19.9 million and $79.1 million for the three and twelve months ended December 31, 2013, respectively, and $21.5 million and $94.8 million for the three and twelve months ended December 31, 2012, respectively.

(b)         Other income (expense) includes investment gains and (losses), derivative financial instruments gains and (losses), divestitures, net, and non-operating foreign currency gains and (losses) as applicable to the periods presented.

(c)          Segment revenue is adjusted to exclude reimbursable debit network fees, postage and other.  Retail and Alliance Services segment revenue is further adjusted to present results on a proportionate consolidation basis and to reflect the Independent Sales Organization (“ISO”) commissions classified as expense on a contra-revenue basis.

(d)         Represents an adjustment to exclude the official check and money order businesses from revenue and EBITDA due to the Company’s wind down of these businesses.

(e)          Reconciles “Adjusted revenue” to “Consolidated revenues” or “Adjusted EBITDA” to “Net loss attributable to First Data Corporation” as reported on the Consolidated Statements of Operations.

(f)           Net adjustment to reflect First Data’s proportionate share of alliance revenue and EBITDA within the Retail and Alliance Services segment, equity earnings in affiliates included in International segment revenue and amortization related to equity method investments not included in segment EBITDA.

(g)          Independent Sales Organization commissions are presented as contra-revenue for Retail and Alliance Services segment revenue reporting purposes while certain of such commissions are reflected as expense in the Consolidated Statements of Operations.

(h)         Segment EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization.  Retail and Alliance Services segment EBITDA is presented on a proportionate consolidation basis.  Segment EBITDA excludes the adjustments to reconcile to “Net loss attributable to First Data Corporation.”

(i)             Includes restructuring, certain retention bonuses, litigation and regulatory settlements, divestitures and impairments as applicable to the periods presented and “Other income (expense)” as presented in the Consolidated Statements of Operations.

(j)            Costs of alliance conversions primarily represent costs directly associated with the strategy to have First Data operate the Bank of America N.A.’s (“the Bank”) legacy settlement platform and costs associated with the termination of the Chase Paymentech alliance.

(k)         Represents KKR annual sponsorship fees for management, financial and other advisory services.

(l)             Debt issuance costs represent costs associated with issuing debt and modifying the Company’s debt structure.

FIRST DATA CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET, CASH FLOW AND OTHER DATA

(in millions)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	December 31,	December 31,
	2013	2012
	(Unaudited)

Cash and cash equivalents	$425.3	$608.3
Current settlement assets	7,541.8	9,173.8
Long-term settlement assets	15.2	54.3
Total assets	35,239.8	37,899.0

Short-term and current portion of long-term borrowings	146.3	257.1
Settlement obligations	7,553.4	9,226.3
Long-term borrowings	22,556.8	22,528.9
Total liabilities	33,477.9	35,205.2

Redeemable noncontrolling interest	69.1	67.4

Total First Data Corporation stockholder’s deficit	(1,489.6)	(598.5)
Noncontrolling interests	3,182.4	3,224.9
Total equity	1,692.8	2,626.4

SELECTED CONSOLIDATED CASH FLOW DATA

	Three months ended December 31,	Three months ended December 31,	Twelve months ended December 31,	Twelve months ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)

Source/(Use) of cash
Net cash provided by operating activities	$340.7	$229.2	$672.7	$767.4

Net cash used in investing activities	(118.9)	(121.7)	(353.1)	(397.1)

Net cash (used in) provided by financing activities	(149.9)	32.3	(490.1)	(248.5)

Supplemental cash flow data

Cash interest payments on long-term debt (a)	301	368	1,781	1,778

ESTIMATED CASH INTEREST PAYMENTS ON LONG-TERM DEBT FOR 2014 and 2015 (a) (b)

Estimated
cash interest payments
Three months ended	on Long-term Debt
(Unaudited)
March 31, 2014 (c)	$605
June 30, 2014	265
September 30, 2014	630
December 31, 2014	270
$1,770

Year ended December 31, 2015	$1,835

(a)         For purposes of this schedule, long-term debt excludes interest on capital leases.

(b)         This schedule includes estimates regarding First Data Corporation’s business which are not historical facts but are “forward-looking statements.”  Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (i) changes in interest rates associated with the Company’s variable rate debt that are materially different than the current LIBOR forward rates; (ii) changes in foreign currency exchange rates related to the Company’s euro-denominated debt; and (iii) the impact of further debt modifications or issuance of new debt.

(c)          The Company has an option to pay certain portions of its interest obligations “in kind” as an increase in principal rather than in cash through January 15, 2014.  These amounts represent the amount of cash projected to be paid if the Company opts to pay its entire interest obligation in cash.

FIRST DATA CORPORATION

FINANCIAL COVENANT CALCULATION

(Unaudited)

As of December 31, 2013, the Company is in compliance with all applicable covenants, including its sole financial covenant with Consolidated Senior Secured Debt of $12,226.8 million, Consolidated EBITDA of $2,967.4 million and a Ratio of 4.12 to 1.00.

The calculation of Consolidated EBITDA under the senior secured term loan facility is as follows (in millions):

Last twelve months ended December 31, 2013
Net loss attributable to First Data Corporation	$(869.1)
Interest expense, net (1)	1,869.6
Income tax expense	86.5
Depreciation and amortization (2)	1,211.9
EBITDA (16)	2,298.9

Stock based compensation (3)	38.1
Restructuring, net (4)	71.5
Non-operating foreign currency (gains) and losses (5)	19.4
Derivative financial instruments (gains) and losses (6)	24.4
Official check and money order EBITDA (7)	(2.7)
Cost of alliance conversions and other technology initiatives (8)	68.3
KKR related items (9)	20.7
Debt issuance costs (10)	5.3
Litigation and regulatory settlements (11)	19.2
Projected near-term cost savings and revenue enhancements (12)	217.4
Net income attributable to noncontrolling interests and redeemable noncontrolling interest (13)	177.0
Equity entities taxes, depreciation and amortization (14)	10.3
Other (15)	(0.4)
Consolidated EBITDA (16)	$2,967.4

(1)                       Includes interest expense and interest income.

(2)                       Includes amortization of initial payments for new contracts which is recorded as a contra-revenue within “Transaction and processing service fees” of $41.5 million and amortization related to equity method investments which is netted within the “Equity earnings in affiliates” line of $79.1 million.

(3)                       Stock based compensation recognized as expense.

(4)                       Restructuring charges and retention bonuses in connection with management’s alignment of the business with strategic objectives and the departure of executive officers.

(5)                       Represents net gains and losses related to currency translations on certain intercompany loans and euro-denominated debt.

(6)                       Represents fair market value adjustments for cross-currency swaps and interest rate swaps that are not designated as accounting hedges.

(7)                       Represents an adjustment to exclude the official check and money order businesses from EBITDA due to wind down of these businesses.

(8)                       Represents costs directly associated with the strategy to have First Data operate Bank of America N.A.’s legacy settlement platform and costs associated with the termination of the Chase Paymentech alliance, both of which are considered business optimization projects, and other technology initiatives.

(9)                       Represents KKR annual sponsorship fees for management, financial and other advisory services.

(10)                Debt issuance costs represent non-capitalized costs associated with issuing debt and modifying First Data’s debt structure.

(11)                Represents settlements of litigation or regulatory matters.

(12)                Reflects cost savings and revenue enhancements projected to be realized as a result of specific actions as if they were achieved on the first day of the period. Includes cost savings initiatives associated with the business optimization projects and other technology initiatives described in Note 8, the Banc of America Merchant Services (“BAMS”) alliance, operations and technology initiatives, headcount reductions and other addressable spend reductions.

(13)                Net income attributable to noncontrolling interests and redeemable noncontrolling interest in restricted subsidiaries.

(14)                Represents FDC’s proportional share of income taxes, depreciation and amortization on equity method investments.

(15)                Includes items such as investments gains and losses, divestitures, impairments and other as applicable to the period presented.

(16)                EBITDA is defined as net income (loss) attributable to First Data Corporation before net interest expense, income taxes, depreciation and amortization. EBITDA is not a recognized term under U.S. generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income (loss) attributable to First Data Corporation as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentation of EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of First Data’s results as reported under GAAP. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

                                      Consolidated EBITDA (or debt covenant EBITDA) is defined as EBITDA adjusted to exclude certain non-cash items, non-recurring items that First Data does not expect to continue at the same level in the future and certain items management believes will impact future operating results and adjusted to include near-term cost savings projected to be achieved within twelve months on an annualized basis (see Note 12 above). Consolidated EBITDA is further adjusted to add net income attributable to noncontrolling interests and redeemable noncontrolling interest of certain non-wholly-owned subsidiaries and exclude other miscellaneous adjustments that are used in calculating covenant compliance under the agreements governing First Data’s senior unsecured debt and/or senior secured credit facilities. The Company believes that the inclusion of supplementary adjustments to EBITDA are appropriate to provide additional information to investors about items that will impact the calculation of EBITDA that is used to determine covenant compliance under the agreements governing First Data’s senior unsecured debt and/or senior secured credit facilities. Since not all companies use identical calculations, this presentation of Consolidated EBITDA may not be comparable to other similarly titled measures of other companies.

FIRST DATA CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

(in millions)

Management believes the following non-GAAP measures provide meaningful supplemental information to assist investors in understanding our financial results and to better analyze trends in our underlying business as well as evaluate our ability to service our debt.  Management uses these measures to evaluate our operating performance and our segments.  Management believes these non-GAAP measurements are useful in highlighting trends because they exclude the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.  Additionally, we believe the inclusion of supplementary adjustments applied in presenting Adjusted EBITDA, described below, are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that we do not expect to continue at the same level in the future.  Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.  Since management finds these measures useful, we believe that our investors will benefit from seeing the Company’s results through the eyes of management in addition to seeing our GAAP results.

Adjusted revenue represents the sum of Segment revenue (as defined in Note (c) to the Financial Schedules) and All Other and Corporate revenue as adjusted to exclude revenue related to the official check and money order businesses due to the wind down of these businesses and to reflect elimination of intersegment revenues.  Adjusted EBITDA represents the sum of Segment EBITDA (as defined in Note (h) to the Financial Schedules) and All Other and Corporate EBITDA.  Adjusted revenue and Adjusted EBITDA are reconciled to the most directly comparable GAAP financial measures on the Summary Segment Data schedules.  Non-GAAP measures for the International segment adjust for the change in foreign currency exchange rates.  Management believes that these non-GAAP measures provide insight into the Company’s core performance.

These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures.  The non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measures, provide a more complete understanding of our business.  Investors are strongly encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.  A reconciliation of the non-GAAP measures to the most directly comparable GAAP financial measures is included below.

	Three months ended December 31,			Twelve months ended December 31,
	2013	2012	Change	2013	2012	Change
International
Segment revenue	$454.3	$461.9	-2%	$1,719.4	$1,718.4	0%
Foreign exchange impact (1)	9.8			33.1
Segment revenue on a constant currency basis	$464.1	$461.9	0%	$1,752.5	$1,718.4	2%

	Three months ended December 31,
	2013	2012	Change
International
Segment revenue - merchant acquiring	$227.2	$212.7	7%
Foreign exchange impact (1)	0.5
Segment revenue - merchant acquiring on a constant currency basis	$227.7	$212.7	7%

	Three months ended December 31,
	2013	2012	Change
International
Segment revenue - card issuing	$227.1	$249.2	-9%
Foreign exchange impact (1)	9.3
Segment revenue - card issuing on a constant currency basis	$236.4	$249.2	-5%

	Three months ended December 31,			Twelve months ended December 31,
	2013	2012	Change	2013	2012	Change
International
Segment EBITDA	$133.7	$151.4	-12%	$475.3	$483.8	-2%
Foreign exchange impact (1)	3.9			13.1
Segment EBITDA on a constant currency basis	$137.6	$151.4	-9%	$488.4	$483.8	1%

(1) Foreign exchange impact represents the difference between actual 2013 revenue and 2013 revenue calculated using 2012 exchange rates.